Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-173025 and 333-162885) of Merck & Co., Inc. of our report dated June 23, 2020, relating to the financial statements and supplemental schedule of the MSD Employee Stock Purchase and Savings Plan, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP

June 23, 2020